EXHIBIT 10.150
QUOTA SHARE
REINSURANCE AGREEMENT
EFFECTIVE APRIL 1, 2006
between
EMPLOYERS INSURANCE COMPANY OF WAUSAU
Wausau, Wisconsin
(hereinafter referred to as the “Company”)
(for business classified as Business Solutions Group Multistate, only)
and
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
(hereinafter referred to as the “Subscribing Reinsurer”)
MUL06WAU01

QUOTA SHARE REINSURANCE AGREEMENT

ARTICLE	CONTENTS	PAGE
	PREAMBLE	1
I	CLASSES OF BUSINESS REINSURED	1
II	EFFECTIVE DATE AND TERMINATION	1
III	TERRITORY	2
IV	EXCLUSIONS	2
V	RETENTION AND LIMIT	2
VI	LOSS IN EXCESS OF POLICY LIMITS	2
VII	EXTRA CONTRACTUAL OBLIGATIONS	3
VIII	LOSS ADJUSTMENT AND SETTLEMENT	3
IX	SALVAGE AND SUBROGATION	3
X	SPECIAL CONDITIONS	4
XI	REPORTS AND REMITTANCES	5
XII	PREMIUM AND CEDING COMMISSION	5
XIII	OFFSET	5
XIV	ACCESS TO RECORDS	5
XV	ERRORS OR OMISSIONS	6
XVI	CURRENCY	6
XVII	DIVIDENDS AND TAXES	6
XVIII	FEDERAL EXCISE TAX	7
XIX	INSOLVENCY	7
XX	ARBITRATION	8
XXI	AMENDMENTS	10
XXII	ENTIRE AGREEMENT	10
XXIII	CONFIDENTIALITY CLAUSE	10
ATTACHMENTS:
EXHIBIT A — ASSIGNMENT CODES
EXHIBIT B — INSOLVENCY FUNDS EXCLUSION CLAUSE
EXHIBIT C — POOLS, ASSOCIATIONS AND SYNDICATES EXCLUSION CLAUSE

QUOTA SHARE
REINSURANCE CONTRACT
Between
EMPLOYERS INSURANCE COMPANY OF WAUSAU
Wausau, Wisconsin
(hereinafter referred to as the “Company”)
(for business classified as Business Solutions Group Multistate, only)
and
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
(hereinafter referred to as the “Subscribing Reinsurer”)
This reinsurance contract (“Contract”) is entered into between the Company with its principal place of business at Wausau, Wisconsin, writing Classes of Business Reinsured as defined in Article I below, and the Subscribing Reinsurer with its principal place of business at Keene, New Hampshire.
ARTICLE I — CLASSES OF BUSINESS REINSURED
A.	By this Contract the Company obligates itself to cede to the Subscribing Reinsurer and the Subscribing Reinsurer obligates itself to accept quota share reinsurance of the Company’s net liability under policies, contracts and binders of insurance (hereinafter called “Policies”) having an effective date during the term of this Contract, written by the Company or an affiliate of the Company and reinsured, directly or indirectly, by the Company, for Policies classified by the Company as Business Solutions Group Multi-State business, with assigned codes as shown in Exhibit A.
B.	“Net liability” as used herein is defined as the Company’s gross liability remaining after cessions, if any, to other pro rata and excess of loss reinsurers.
D.	The liability of the Subscribing Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.
ARTICLE II — EFFECTIVE DATE AND TERMINATION
A.	This Contract shall become effective on 12:01 AM Eastern Standard Time, April 1, 2006, for new and renewal policies effective on or after that date.
B.	Either party may terminate this Contract at the end of any calendar quarter by giving the other party not less than 90 days prior written notice by certified mail or other receipt acknowledged method.
C.	Unless the Company elects to reassume the ceded unearned premium in force on the effective date of termination, and so notifies the Subscribing Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 18 months following the effective date of termination.

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ARTICLE III — TERRITORY
The territorial limits of this Agreement shall be identical with those of the Policies.
ARTICLE IV — EXCLUSIONS
THIS AGREEMENT DOES NOT COVER:
A.	THE FOLLOWING GENERAL CATEGORIES
1.	Policies not authorized as multi-state business on Exhibit A.

2.	Reinsurance assumed by the Company, except intercompany reinsurance.

3.	Ex-gratia payments.

4.	Loss or damage occasioned by war, invasion, revolution, bombardment, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, martial law, or confiscation by order of any government or public authority, but not excluding loss or damage which would be covered under a standard form of Policy containing a standard war exclusion clause.

5.	Insolvency Funds as per the attached Insolvency Funds Exclusion Clause, which is made part of this Agreement.

6.	Pool, Syndicate and Association business as per the attached Pools, Associations and Syndicates Exclusion Clause, which is made part of this Agreement.
ARTICLE V — RETENTION AND LIMIT
As respects business subject to this Contract the Company shall cede to the Subscribing Reinsurer and the Subscribing Reinsurer agrees to accept 100% of the Company’s net liability.
ARTICLE VI — LOSS IN EXCESS OF POLICY LIMITS
This Agreement shall protect the Company within the limits hereof, for 100% of any Loss in excess of the original Policy limit where Loss in excess of the limit has been incurred because of a failure by the Company, its affiliates or by a third-party claims administrator to settle within the Policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in defending or prosecuting litigation, including appeals, arbitration, or any alternative dispute resolution or settlement discussions involving any claim.
However, the above paragraph shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a Corporate Officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
With regard to excess of Policy limits, the word “Loss” shall mean any amounts for which the Company or an affiliate would have been contractually liable to pay had it not been for the limit of the original Policy. The date on which any Loss in excess of the original Policy limit is incurred by the Company or an affiliate shall be deemed, in all circumstances, to be the date of the original Occurrence, accident, casualty, disaster, loss occurrence or loss, as selected by the Company.

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ARTICLE VII — EXTRA CONTRACTUAL OBLIGATIONS
This Agreement shall protect the Company within the limits hereof for 100% of Extra Contractual Obligations. “Extra Contractual Obligations” are defined as those liabilities not covered under any other provision of this Agreement, which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company, its affiliates or by a third party claims administrator to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in defending or prosecuting litigation, including appeals, arbitration, or any alternative dispute resolution or settlement discussions involving any claim.
The date on which any Extra Contractual Obligation is incurred by the Company or an affiliate shall be deemed, in all circumstances, to be the date of the original Occurrence, loss occurrence, accident, casualty, disaster, or loss, as selected by the Company.
However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
ARTICLE VIII — LOSS ADJUSTMENT AND SETTLEMENT
The Company shall give notice, according to the Reports & Remittances Article, to the Subscribing Reinsurer of any claim that it has reason to believe could involve this Agreement. The Company shall keep the Subscribing Reinsurer informed of significant developments likely to affect the cost of any claim or claims hereunder.
The Company or its affiliates may commence, continue, defend, settle, or withdraw from actions, suits, or prosecutions and, generally, do all such things relating to any claim or loss in which the Subscribing Reinsurer is Interested as, in the Company’s or its affiliates’ judgment, may be beneficial or expedient to the Company; its affiliates and the Subscribing Reinsurer. The Company shall be the sole judge as to what claims are covered under its Policies. All of the Company’s Ultimate Net Loss (and loss occurrences), as well as all loss settlements made and judgments paid by the Company or its affiliates, provided they are within the terms of this Agreement either under the strict conditions of the Policies or by way of compromise, shall be unconditionally binding upon the Subscribing Reinsurer, who agrees to pay all amounts for which it is liable immediately upon reasonable evidence of the amount due being furnished to the Subscribing Reinsurer by the Company. The true intent of this Agreement is that the Subscribing Reinsurer shall, in every case to which this Agreement applies, follow the settlements of the Company and its affiliates.
ARTICLE IX — SALVAGE AND SUBROGATION
The Subscribing Reinsurer shall be credited with its share of salvage and/or subrogation in respect of claims and settlements under this Agreement, less its share of recovery expense. Unless the Company and the Subscribing Reinsurer agree to the contrary, the Company or its affiliates shall enforce the right to salvage and/or subrogation and shall prosecute all claims arising out of such right. Should the Company or its affiliates refuse or neglect to enforce this right, the Subscribing Reinsurer is hereby empowered and authorized to institute appropriate action in the name of the Company or its affiliates, as applicable.
Amounts recovered from salvage and/or subrogation shall always be used to reimburse the excess Subscribing Reinsurers (and the Company, should it carry a portion of excess coverage net) in the reverse order of their participation in the loss before being used in any way to reimburse the Company or its affiliates for their primary loss. If the amount recovered exceeds the recovery expense, the recovery expense shall be borne by each party in proportion to its benefit from the recovery. If the recovery expense exceeds the amount recovered, the amount recovered (if any) shall be applied to the reimbursement of recovery expense and the remaining expense, as well as any originally incurred loss expense, shall be added to the Ultimate

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Net Loss. If no amount is recovered from salvage and/or subrogation, the expense incurred in attempting such recovery shall be deemed loss expense and shall be added to the Ultimate Net Loss.
ARTICLE X — SPECIAL CONDITIONS
The Company may terminate this Agreement at any time by the giving of 30 days prior notice in writing to the Subscribing Reinsurer upon the happening of any one of the following circumstances:
A.	A State Insurance Department or other legal authority orders the Subscribing Reinsurer to cease writing business; or
B.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or
C.	The Subscribing Reinsurer’s policyholders’ surplus has been reduced by 25% of the amount of surplus at the inception of this Agreement; or
D.	The Subscribing Reinsurer has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the Subscribing Reinsurer’s operations at the inception of this Agreement; or
E.	The Subscribing Reinsurer’s A.M. Best Rating has been assigned or downgraded below A- or Standard and Poor’s Rating has been assigned or downgraded below A-.
The coverage afforded by this Agreement shall cease as of the date of termination and the Subscribing Reinsurer shall return the unearned premium, if any. If coverage hereunder terminates while a claim covered by this Agreement is in progress, the Subscribing Reinsurer shall be liable subject to all other conditions hereof for its proportion of the entire claim, provided that the event giving, rise to the claim started before such termination.
If the Company elects to terminate this Agreement, the Company shall have the option to commute the Subscribing Reinsurer’s liability for loss(es), whether reported or unreported, comprising the sum total of the present value of the ceded (1) case reserves and allocated loss adjustment expense, (2) projected ultimate losses, (3) any unearned premium reserve, and (4) undiscounted outstanding paid claims (hereinafter the “Commutation Losses”), on Policies covered by this Agreement as of the effective date of termination.
A.	The Company shall submit a statement of valuation showing the elements considered reasonable to establish the Commutation Losses, and the Subscribing Reinsurer shall pay the amount requested. In the event the Company and the Subscribing Reinsurer cannot agree on the statement of valuation of the Subscribing Reinsurer’s liability under such Policies, either party may request in writing that the differences be settled by a panel of three actuaries. Each party shall appoint an actuary to assess such liability within 15 days after receipt of the written request for commutation. Upon such appointment, the two actuaries shall appoint a third actuary. If the two actuaries fail to agree on the third actuary within 30 days of their appointment, each of them shall nominate three individuals, of whom the other shall decline two, and the final decision shall be made by drawing lots. The actuaries shall then investigate and capitalize such Commutation Loss(es) within 30 days. As used herein, “capitalize” shall mean to determine the present value of Commutation Losses, without regard to the Subscribing Reinsurer’s ability to pay such losses. The panel shall meet in Boston Massachusetts, unless the Company and Subscribing Reinsurer agree otherwise.
B.	All actuaries shall be disinterested in the outcome of the commutation and shall be Fellows of the Society of Actuaries/Fellows of the Casualty Actuarial Society. Except as stated below, the expense of the actuaries and of the commutation shall be equally divided between the parties of the commutation.
C.	The decision in writing of the actuaries, when filed with the parties hereto, shall be final and binding, except that if the Company does not agree with the capitalized value of the Commutation Loss(es), the Company shall have no obligation to commute. In the event the Company does not agree with the capitalized value of the Commutation Loss(es) and does not move forward with

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commutation, the expense of the actuaries [including reasonable expense of the actuary appointed by the Subscribing Reinsurer] will be paid by the Company. If the Agreement is commuted, payment by the Subscribing Reinsurer to the Company or any other third party mutually agreed upon by the Subscribing Reinsurer and the Company shall constitute a complete and final release of the Subscribing Reinsurer in respect to its liability under this Agreement.
Termination under the terms of this Article can be made after the date of expiration of this Agreement.
ARTICLE XI — REPORTS AND REMITTANCES
A.	Within 30 days after the end of each calendar month, the Company shall report to the Subscribing Reinsurer:
1.	Ceded net written premium for the quarter;

2.	Unearned premium on policies ceded in the quarter;

3.	Ceded losses and less adjustment expense paid during the quarter.
The positive balance of (1) less (3) shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Subscribing Reinsurer as promptly as possible after receipt and verification of the Company’s report.
B.	Annually, the Company shall furnish the Subscribing Reinsurer with such information as the Subscribing Reinsurer may require to complete its Annual Convention Statement.
ARTICLE XII — PREMIUM AND CEDING COMMISSION
The premiums payable to the Subscribing Reinsurer shall be calculated at the same gross rates and on the same basis as the premiums received by the Company or its affiliates on the original Policies.
ARTICLE XIII — OFFSET
Each party to this Agreement together with their successors or assigns shall have and may exercise, at anytime, the right to offset any balance(s) due the other (or, If more than one, any other). Such offset may include balances due under this Agreement, and any other agreements between the parties, whether such balances arises from premium, losses, or otherwise, and regardless of the capacity of any party, whether as assuming and/or ceding insurer, under the various reinsurance agreements involved, provided however, that in the event of insolvency of a party hereto, offsets shall only be allowed in accordance with the provisions of the applicable law, statute, or regulation governing such offset.
ARTICLE XIV — ACCESS TO RECORDS
Except as otherwise provided in this Article, the Subscribing Reinsurer, or Its duly authorized representative, may upon reasonable prior written notice to the Company, at the Subscribing Reinsurer’s own expense, examine at the offices of the Company, during normal office hours, the Company’s or its affiliates’ Policy, accounting, underwriting, or claim records and files, or any such additional relevant records and files, as they exist in the Company’s or its affiliates’ possession or reasonable control, relating to business ceded under this Agreement. The Subscribing Reinsurer’s notice shall reasonably describe the nature of the inspection that it wishes to conduct, the persons conducting the inspection and upon notice of available files from the Company, the files that it wishes to review. Subject to the limitations expressed in this Article, this right of inspection shall survive termination or expiration of this Agreement and shall continue as long as either Party has any rights or obligations under this Agreement.
The Company reserves the right to deny the Subscribing Reinsurer access to records or files concerning any particular claim(s) if the Subscribing Reinsurer has not disputed liability for payment of such claim(s), and payment of such claim(s) is more than ninety (90) days overdue according to the Company’s records. The Company shall, however, prior to an arbitration demand that may be instituted by either party, continue to respond to reasonable specific requests for information and questions raised by the Subscribing Reinsurer concerning such claims; and nothing in this Article shall restrict the right or ability of the Subscribing Reinsurer to seek discovery of relevant information in an arbitration proceeding pursuant to the Arbitration Article of this Agreement.

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As a condition precedent to access to records under this Article, the Subscribing Reinsurer, its personnel and any authorized third party representative of the Subscribing Reinsurer shall agree to the provisions of the Confidentiality Article of this Agreement.
The Company reserves the right to withhold any documents from the Subscribing Reinsurer (a) concerning Trade Secrets of the Company or its affiliates, (b) subject to the terms of a third party non-disclosure agreement with the Company or its affiliates requiring third party consent to disclosure, (c) subject to the Work Product Privilege or Attorney-Client Privilege or (d) concerning individual private information that as a matter of law cannot be disclosed by the Company or its affiliates (hereinafter referred to in the Agreement as “Privileged Documents”). The Company shall reasonably try to exempt the Subscribing Reinsurer from any third party non-disclosure agreement or obtain consent from the third party to disclose to the Subscribing Reinsurer.
Notwithstanding the foregoing, the Company shall permit and not object to the Subscribing Reinsurer’s access to Privileged Documents in connection with the underlying claim reinsured hereunder following final settlement or final adjudication of the case or cases involving such claim, with prejudice against all claimants, and all parties to such adjudications; provided that the Company may defer release of such Privileged Documents if there are subrogation, contribution, or other third party actions with respect to that claim or case, which might jeopardize the Company’s or its affiliates’ defense by release of such Privileged Documents. In the event that the Company shall seek to defer release of such Privileged Documents, it will in consultation with the Subscribing Reinsurer take other steps as reasonably necessary to provide the Subscribing Reinsurer with the information it reasonably requires to indemnify the Company without causing a loss of such privileges. The Subscribing Reinsurer, however, shall not have access to Privileged Documents relating to any dispute between the Company and the Subscribing Reinsurer.
For purposes of this Article, “Trade Secrets” shall have the meaning provided in Section 1839 of the United States Economic Espionage Act of 1996. “Attorney-Client Privilege” shall mean-communications of a confidential nature between a) the Company or Its affiliates, or anyone retained or in the control of the Company or its affiliates, or their in-house or outside legal counsel, or anyone in the control of such legal counsel, and b) any in-house or outside legal counsel which relate to legal advice being sought by the Company or its affiliates and/or which contain legal advice being provided to the Company or its affiliates. “Work Product Privilege” shall mean communications, written materials and tangible things prepared by or for in-house or outside counsel, or prepared by or for the Company or its affiliates, in anticipation of or in connection with litigation; arbitration, or other dispute resolution proceedings.
ARTICLE XV — ERRORS OR OMISSIONS
Any inadvertent delay, omission, or error in complying with the terms and conditions of this Agreement shall not be held to relieve either party hereto from any liability, which would attach to it hereunder if such delay, omission, or error had not been made, provided such delay, omission, or error is rectified upon discovery.
ARTICLE XVI — CURRENCY
Whenever a reference to a monetary currency appears in this Agreement, It shall be construed to mean United States Dollars (“USD”). However, in those cases where the Policies are issued using Canadian Dollars (“CAD”), it shall mean Canadian Dollars. All payments made by either party shall be made in United States Dollars except that payments made involving Policies issued using Canadian Dollars shall be made in Canadian Dollars.
ARTICLE XVII — DIVIDENDS AND TAXES
In consideration of the terms of this Agreement, the Company shall not claim any deduction in respect of any amount paid as dividends or as reinsurance premium when making tax returns, other than income or profits tax returns to any State or to the District of Columbia.

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ARTICLE XVIII — FEDERAL EXCISE TAX
This Article is applicable to any Subscribing Reinsurer who is domiciled outside of the United States of America, except for any Subscribing Reinsurer exempt from Federal Excise Tax. A Subscribing Reinsurer that claims exempt status from Federal Excise Tax shall provide to the Company, upon its request, proof that the exempt status adequately satisfies the demands of the U.S. Internal Revenue Agency and/or other applicable U.S. government authority.
Each Subscribing Reinsurer shall allow the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) for the purpose of paying Federal Excise Tax to the extent such premium is subject to such tax.
In the event of any return of premium, the Subscribing Reinsurer shall deduct the aforesaid percentage from the return premium payable hereon and the Company or its agent shall recover such tax from the United States Government.
ARTICLE XIX — INSOLVENCY
(If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Agreement, this Article shall apply severally to each such company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company intended to be covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company intended to be covered hereunder, that domiciliary state’s laws shall prevail.)
In the event of the insolvency of the Company, reinsurance under this Agreement shall be payable on demand, with reasonable provision for verification, on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any liquidator, receiver, conservator, or statutory successor of the Company having authority to allow such claims, without diminution because of such insolvency or because such liquidator, receiver, conservator, or statutory successor has failed to pay all or a portion of any claims. Such payments by the Subscribing Reinsurer shall be made directly to the Company or its liquidator, receiver, conservator, or statutory successor, except to the extent Section 4118(a) of the New York Insurance Law applies, or except (a) where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company, or (b) where the Subscribing Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Subscribing Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees.
It is agreed, however, that the liquidator, receiver, conservator, or statutory successor of the insolvent Company shall give written notice to the Subscribing Reinsurer of the pendency of a claim against the insolvent Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the Subscribing Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Subscribing Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit, which may accrue to the Company solely as a result of the defense undertaken by the Subscribing Reinsurer.
Where two or more Subscribing Reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the insolvent Company.

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ARTICLE XX — ARBITRATION
A.	Disputes to be Arbitrated. With the exception of any dispute resolution procedures regarding commutation that are otherwise contained in this Agreement and any mutual agreement to initially mediate any dispute pursuant to the Mediation Article, any and all disputes between the Company and any Subscribing Reinsurer or Reinsurers (“Party” individually or “Parties” collectively) arising out of, relating to, or concerning this Agreement, whether sounding in contract or tort and whether arising during or after this Agreement’s formation, or after its termination, including disputes as to whether the Agreement was validly formed or is voidable, shall be submitted to the decision of an arbitration panel (“Panel”). The Panel shall consist of an umpire and two party-appointed arbitrators unless a Party meets the requirements of Paragraph C of this Article and demands arbitration pursuant thereto, in which case the Panel would consist of an umpire only.
B.	Procedures. Except as provided herein, any arbitration shall be based upon the Procedures for the resolution of U.S. Insurance and Reinsurance Disputes, Regular Panel Version, dated April 2004 (the “Procedures”), developed by the Insurance and Reinsurance Dispute Resolution Task Force, subject to the following modifications:
1.	Qualifications of the arbitrators and umpires shall be in accordance with Alternative section 6.2 of the Procedures.

2.	The Parties hereby designate the umpire list maintained by ARIAS (U.S.) as the list to be used in the event that section 6.7(a) of the Procedures is invoked.

3.	Unless otherwise mutually agreed, the members of the Panel shall be impartial and disinterested. The members of the Panel may not be: (1) in the control of any Party or its parent, affiliate, or agent, (2) a former director or officer of any Party or its parent, affiliate, or agent, or (3) a likely witness in the arbitration. The requirement of impartiality means that all members of the Panel shall have the same obligation to approach the Panel’s duties and decisions with fairness and without consideration for the fact that Panel members may have been appointed by one of the Parties. The requirement of impartiality does not mean that any arbitrator can have no previous knowledge of or experience with respect to issues involved in the dispute or disputes.

4.	The first sentence of Section 10.4 of the Procedures shall be replaced by the following sentence: “The Panel shall require that each Party submit concise written statements of position, including summaries of the facts and evidence a Party intends to present, discussion of the applicable law and the basis for the requested Award or denial of relief sought”

5.	Once the Panel has been constituted, no Party (or anyone acting for a Party) shall have any communications concerning the arbitration or any of the issues before the Panel with any member of the Panel that is not also disclosed to all other Parties and all members of the Panel. Each Panel member shall have a continuing duty to disclose promptly to all Parties and all Panel members any violation of this prohibition and the specifics of any improper communications that occurred. This prohibition shall remain in place until all challenges to any arbitration awards and decisions have been either waived or finally concluded.

6.	Section 11.1 of the Procedures shall be replaced by the following provision: “The Parties may propound discovery seeking disclosure of such information and/or documents relevant to the dispute or necessary for the proper resolution of the dispute.”

7.	Position statements may be amended at any reasonable time, but not later than the close of discovery without a showing to the Panel that the amending Party could not reasonably have raised the new claim or issue at an earlier time.

8.	The Panel shall hold an evidentiary hearing, if one is necessary, within one year of the arbitration demand, unless the Parties otherwise agree. Should a Party seek a reasonable extension to this time frame for good cause shown, the other Party’s agreement shall not be unreasonably withheld.

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9.	To the extent permitted by the law, the Panel shall have the authority to issue subpoenas and other orders to enforce its decisions.

10.	The Panel may award reasonable attorneys’ fees and arbitration costs to the prevailing Party, as determined by the Panel.

11.	Section 14.3 of the Procedures shall be replaced by the following provision: “The Panel shall make a decision and issue an award with regard to the terms expressed in this Agreement, and the custom and practice of the property and casualty insurance and reinsurance business. The Panel shall not be obligated to follow the strict rules of law and evidence.”
C.	Alternative Streamlined Procedures. Notwithstanding the foregoing provisions of this Article, the Alternative Streamlined Procedures set forth in section 16 of the Procedures, as modified by sections B3, B4, and B9 through B11 of this Article, shall apply in the event that, in a consolidated proceeding or otherwise, the Party initiating arbitration is seeking payment of a total amount that is no greater than one million dollars ($1,000,000), or the currency equivalent thereof. Sections 16.1, 16.2, 16.3 and the second sentence of section 16.4 of the Alternative Streamlined Procedures shall not apply. The Parties agree to comply with section 6.7 of the Procedures to appoint a single umpire, and hereby designate the umpire list maintained by ARIAS (U.S.) as the first to be used in section 6.7(a).
D.	Hearing Location. The hearing shall be held in Boston, Massachusetts, unless the Parties mutually agree to a different location.
E.	Confirmation. Either Party may apply to a court of competent jurisdiction for an order confirming any award of the Panel; a judgment of that court shall thereupon be entered on any award. If such an order is issued, the Party against whom confirmation is sought shall pay the attorneys’ fees incurred of the Party who applied for the confirmation order and all court costs of any such proceeding.
F.	Equitable Relief from a Court of Law. Nothing herein shall be construed to prevent any participating Party from applying to a court of competent jurisdiction to issue a restraining order or other equitable relief to maintain the “status quo” of the Parties participating in the arbitration pending the decision and award by the Panel.
G.	Consolidated Proceedings.
1.	Same agreement, single Subscribing Reinsurer. Both the Company and any single Subscribing Reinsurer on this Agreement have the right to combine any and all disputes between them that concern this Agreement (including any renewal of this Agreement or any agreement for which this Agreement is a renewal) into a single arbitration proceeding before a single Panel, except that the standard for determining whether a Party may add a new issue, claim, or dispute to an arbitration proceeding shall be the standard for amending a Position statement, as set forth in Paragraph B7 of this Article.

2.	Multiple agreements, single Subscribing Reinsurer. The Company has the right to combine any and all disputes between the Company and a single Subscribing Reinsurer into a single arbitration proceeding before a single Panel where such disputes involve this Agreement and any additional agreements between the two Parties, except that the standard for determining whether a Party may add a new issue, claim, or dispute to an arbitration proceeding shall be the standard for amending a Position statement, as set forth in Paragraph B7 of this Article.

3.	Same agreement, multiple Subscribing Reinsurers. At the Company’s option, if more than one Subscribing Reinsurer is involved in arbitration relating to this Agreement, where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such Subscribing Reinsurers shall constitute and act as one Party for purposes of this Article and communications shall be made by the Company to each of the Subscribing Reinsurers constituting the one Party; provided, however, that the Subscribing Reinsurers shall have the right to assert several, rather than joint defenses or claims, and to be represented by separate counsel. This provision shall not change the liability of each of the Subscribing Reinsurers under the terms of this Agreement from several to joint.

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H.	Choice of Law. The law set forth in the Governing Law Article shall apply to this Arbitration Article. In addition, to the extent the Panel (or the umpire in an Alternative Streamlined Procedure) looks to applicable law, such Panel or umpire shall apply the law as set forth in the Governing Law Article of this Agreement.
I.	Survival of Article. This Article shall survive the termination or expiration of this Agreement.
ARTICLE XXI — AMENDMENTS
This Agreement may be amended by mutual consent of the parties expressed in an addendum; and such addendum, when executed by both parties, shall be deemed to be an integral part of this Agreement and binding on the parties hereto.
ARTICLE XXII — ENTIRE AGREEMENT
This Agreement shall constitute the entire agreement between the Company and the Subscribing Reinsurer with respect to the subject matter of this Agreement and shall supersede all prior understandings, negotiations and discussions, whether oral or written, by or between the Company and the Subscribing Reinsurer with respect to the subject matter hereof. There are no general or specific warranties, representations or other agreements by or among the Company and the Subscribing Reinsurer in connection with entering into this Agreement except as specifically set forth in this Agreement. Notwithstanding the foregoing, this Agreement may be amended or modified only by a writing signed by both the Company and the Subscribing Reinsurer.
ARTICLE XXIII — CONFIDENTIALITY CLAUSE
Confidential Information. The submission materials, and any Policy, financial, underwriting, accounting, and claims information, data statements, representations, and other materials provided by the Company and received by the Subscribing Reinsurer in the course of an audit, inspection, or otherwise, represent confidential or proprietary information (“Confidential Information”). This Confidential Information is intended for the sole use of the Subscribing Reinsurer (and its retrocessionaires, respective auditors, accountants and legal counsel) as may be necessary in analyzing and/or accepting a participation in and/or executing its responsibilities under or related to this Agreement. Subscribing Reinsurer acknowledges and agrees that with respect to any review of Confidential Information by Subscribing Reinsurer, and/or discussion of Confidential Information, Company does not waive and does not intend to waive any available privilege or protection. The review of Confidential Information by Subscribing Reinsurer and/or discussion of Confidential Information with Company shall not destroy, waive, or otherwise impair the proprietary and/or protected status of any Confidential Information or any information revealed in such discussion with Company personnel, whether reviewed by and/or discussed with Subscribing Reinsurer intentionally or inadvertently, nor does the review of the Confidential Information and/or discussion of Confidential Information with Company constitute an estoppel or waiver of Company’s rights to assert the attorney-client or work-product privileges, or any other applicable privilege or protection, over certain documents contained in the Company files and/or certain information.
The Company and Subscribing Reinsurer agree that no confidentiality obligations will apply to Confidential Information to the extent such Confidential Information: (1) is or becomes available to the public, other than as a result of impermissible disclosure by the Subscribing Reinsurer, (2) was or became available lawfully to Subscribing Reinsurer from a source, other than Company or its personnel, that is not subject to a confidentiality obligation, (3) was developed independently by Subscribing Reinsurer prior to disclosure by Company or its personnel, as demonstrated by Subscribing Reinsurer’s records, or (4) is required to be disclosed by law, regulation, court, or regulatory agency action.
Subscribing Reinsurer agrees to preserve all confidentiality and privilege pertaining to all Confidential Information provided by Company and all knowledge and information gained through its review of Confidential Information or discussions with Company personnel. Subscribing Reinsurer further agrees not to disclose any such Confidential Information to any other person or entity except as such disclosure may be necessary to its retrocessionaires, accountants, attorneys, auditors, actuaries or third party cat modelers or as otherwise required by law. Subscribing Reinsurer agrees that no Confidential Information

Quota Share Reinsurance Agreement — Wausau	10

is to be copied and/or removed from Company’s premises without the express permission of Company.
Non-Public Personally Identifiable Information. Additionally, any disclosure of non-public personally identifiable information shall comply with all state and federal statutes and regulations governing the disclosure of non-public personally identifiable information. “Non-public personally identifiable information” is financial or medical information of or concerning a private person which either has been obtained from sources which are not available to the general public or obtained from the person who is the subject and which information is included in data files exchanged by the parties hereto. For the purposes hereof, the terms shall include data elements such as names and addresses of individuals. Disclosing or using this information for any purpose beyond the scope of this Agreement, or beyond the exceptions set forth above, is expressly forbidden without the prior consent of the Company.
Third-Party Demand. Should Subscribing Reinsurer receive a third-party demand pursuant to subpoena, summons, or court or governmental order, to disclose Confidential Information (including Non-public personally identifiable information) that has been provided by the Company, the Subscribing Reinsurer shall make commercially reasonable efforts to notify the Company promptly upon receipt of the demand and prior to disclosure of the Confidential Information and provide the Company or its affiliates a reasonable opportunity to object to the disclosure. If the Company or its affiliates timely object to the release of the Confidential Information, the Subscribing Reinsurer will comply with the reasonable requests of the Company in connection with the Company’s or its affiliates’ efforts to resist release of the Confidential Information. The Company shall bear the cost of resisting the release of the Confidential Information.
Survival. The parties agree that the obligations contained in this Article shall survive the expiration or termination of this Agreement.

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In Witness Whereof, the parties hereto by their duly authorized representatives have executed this Contract at:
Boston, Massachusetts this 18th day of September.

EMPLOYERS INSURANCE COMPANY OF WAUSAU
By:	/s/ Robert C. Andrews
Its:	Vice President

and at Keene, New Hampshire this 18th day of September, 2006.

PEERLESS INSURANCE COMPANY
By:	/s/ Nancy C. Callender
Its:	AVP — Risk Management

Quota Share Reinsurance Agreement — Wausau

EXHIBIT A — Business Solutions Group Profit Center
Assigned Codes For Business Solutions Group Multi-State Business Written

BGI Code	BGI Name	Abbrev. Name	LOI
3070	Peerless — Wausau Multistate	PWM	0097
3071	Indiana — Wausau Multistate	IWM	0097
3072	Golden Eagle — Wausau Multistate	GWM	0097
3073	Montgomery — Wausau Multistate	MWM	0097
3074	Summit — Wausau Multistate	SWM	0097
3075	Colorado Casualty — Wausau Multistate	CWM	0097
3076	Hawkeye — Wausau Multistate	HWM	0097
3077	America First — Wausau Multistate	AWM	0097
3078	LNW — Wausau Multistate	LWM	0097
Quota Share Reinsurance Agreement — Wausau

EXHIBIT B
INSOLVENCY FUNDS EXCLUSION CLAUSE
This Agreement excludes all liability of the Company or its affiliates arising by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund or from reimbursement of any person for any such liability. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by any person of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.
Quota Share Reinsurance Agreement — Wausau

EXHIBIT C
     POOLS, ASSOCIATIONS AND SYNDICATES EXCLUSION CLAUSE
SECTION A
Excluding:
(a)	All Business derived directly or indirectly from any Pool, Association or Syndicate which maintains its own reinsurance facilities.
(b)	Any Pool or Scheme (whether voluntary or mandatory) formed after March 1, 1968, for the purpose of insuring Property whether on a country-wide basis or in respect of designated areas. This Exclusion shall not apply to so-called Automobile Insurance Plans or other Pools formed to provide coverage for Automobile Physical Damage.
SECTION B
It is agreed that business, written by the Company or its affiliates for the same perils, which is known at the time to be insured by or in excess of underlying amounts placed in the following Pools, Associations or Syndicates, whether by way of insurance or reinsurance is excluded hereunder:
Industrial Risk Insurers (successor to Factory Insurance Association and Oil Insurance Association); Associated Factory Mutuals; Improved Risk Mutuals.
Any Pool, Association or Syndicate formed for the purpose of writing Oil, Gas or PetroChemical Plants and/or Oil or Gas Drilling Rigs.
United States Aircraft Insurance Group, Canadian Aircraft Insurance Group, Associated Aviation Underwriters, American Aviation Underwriters.
SECTION B does not apply:
(a)	Where the Total Insured Value over all interests of the risk in question is less than $500,000,000.
(b)	To interests traditionally underwritten as Inland Marine or Stock and/or Contents written on a Blanket basis.
(c)	To Contingent Business Interruption, except when the Company is aware that the key location is known at the time to be insured in any Pool, Association or Syndicate named above.
(d)	To risks as follows: Offices, Hotels, Apartments, Hospitals, Educational Establishments, Public Utilities (other than Railroad Schedules) and Builders Risks on the classes of risks specified in this subsection (d) only.
Quota Share Reinsurance Agreement — Wausau